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                       FILING PURSUANT TO RULE 424(B)(2)
                      REGISTRATION STATEMENT NO. 333-41782
                          PROSPECTUS SUPPLEMENT NO. 7
                     (TO PROSPECTUS DATED AUGUST 22, 2000)

                                 31,110 SHARES

                               EPIX MEDICAL, INC.

                                  COMMON STOCK
                            ------------------------

    You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

             INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS.
           SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.
                              PLAN OF DISTRIBUTION

    We are offering up to an aggregate of 31,110 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. ("Acqua Wellington") pursuant to this prospectus supplement.

    We have entered into a common stock purchase agreement with Acqua Wellington pursuant to which we may, from time to time and at our sole discretion, beginning in September 2000 and ending in January 2003, present Acqua Wellington with draw down notices constituting an offer to purchase our common stock over an agreed to number of consecutive trading days.

    Acqua Wellington will be required to purchase a pro rata portion of up to $1,550,000 worth of shares on each day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price determined by us and set forth in the draw down notice. In addition, we may, at our sole discretion, grant Acqua Wellington an option to purchase up to an additional $3,100,000 worth of shares during such trading period. The aggregate amount Acqua Wellington will be required to invest during any draw down period will depend on the threshold price established by us for the draw down period. The aggregate amount invested by Acqua Wellington pursuant to this common stock purchase agreement will not exceed $45 million.

    We will issue and sell the shares to Acqua Wellington at a per share price equal to the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount between 5.65% and 10.0%. The discount will be determined based on the threshold price established by us for that draw down period. We may present Acqua Wellington with up to twenty-four (24) draw down notices during the term of the common stock purchase agreement, provided that there are at least five (5) trading days between each draw down period.

    In the common stock purchase agreement with Acqua Wellington, we agree to indemnify and hold harmless Acqua Wellington and each person who controls Acqua Wellington against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Acqua Wellington.

                                USE OF PROCEEDS

    The proceeds of this offering will be approximately $292,500. We will use the proceeds of this offering as described in the prospectus. See "Use of Proceeds" on page 13 of the prospectus.

    THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 23, 2001.

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                      WHERE YOU CAN FIND MORE INFORMATION

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed on page 30 of the prospectus.

                          MARKET FOR OUR COMMON STOCK

    On April 20, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $9.84 per share. Our common stock is listed on the Nasdaq National Market under the symbol "EPIX." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued.

    As of April 20, 2001, we had 13,834,083 shares of common stock outstanding.

                                    GENERAL

    You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                               TABLE OF CONTENTS

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PROSPECTUS SUPPLEMENT
    Plan of Distribution....................................     S-1
    Use of Proceeds.........................................     S-1
    Where You Can Find More Information.....................     S-2
    Market for Our Common Stock.............................     S-2
    General.................................................     S-2
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